UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2015

DIGITAL REALTY TRUST, INC.

DIGITAL REALTY TRUST, L.P.

(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
Maryland	000-54023	20-2402955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)

(415) 738-6500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On July 14, 2015, Digital Realty Trust, Inc., a Maryland corporation (the “Company,” “we,” “us,” or “our”), issued a press release announcing that it has entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Digital Delta, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Telx Holdings, Inc., a Delaware corporation (“Telx”), and BSR LLC, as the sellers’ representative. The Merger Agreement provides for the acquisition of Telx by the Company pursuant to the merger of Merger Sub with and into Telx, with Telx as the surviving corporation (the “Telx Acquisition”).

The Company will pay aggregate cash consideration of approximately $1.886 billion in the Telx Acquisition, subject to certain adjustments contemplated by the Merger Agreement.

The Merger Agreement contains customary representations and warranties as well as covenants by each of the parties. However, the representations and warranties contained in the Merger Agreement will not survive the closing of the Telx Acquisition and the sellers are not obligated to indemnify us for any losses that we may incur in connection with the Merger Agreement. The Telx Acquisition is expected to close later this year, subject to the satisfaction of closing conditions, including but not limited to the continuing accuracy of representations and warranties and compliance with covenants and agreements in the Merger Agreement. There can be no assurance that the Telx Acquisition will be consummated on the anticipated schedule, pursuant to the foregoing terms or at all.

The foregoing is a summary description of certain terms of the Merger Agreement and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the Merger Agreement, which will be subsequently filed with the Securities and Exchange Commission.

The Merger Agreement will be filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual, business or operational information about the parties thereto. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such Merger Agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including, to the extent agreed by the parties, being qualified by disclosures: (i) exchanged between the parties in connection with the execution of the Merger Agreement and (ii) contained in the disclosure schedules to the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk among the parties to the Merger Agreement based on the relative knowledge of the parties and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. We have entered into an insurance policy with a syndicate of insurers providing for coverage for breaches of certain representations and warranties contained in the Merger Agreement, subject to certain exclusions and a deductible.

Second Amendment to Thirteenth Amended and Restated Partnership Agreement

On July 13, 2015, the Company, as the sole general partner of Digital Realty Trust, L.P. (the “Operating Partnership”), executed a Second Amendment (the “Second Amendment”) to the Thirteenth Amended and Restated Agreement of Limited Partnership, as amended. The purpose of the Second Amendment was to effect a technical amendment to facilitate the closing of the pending Telx Acquisition.

A copy of the Second Amendment is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 3.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective July 13, 2015, the Company, as the sole general partner of the Operating Partnership, executed the Second Amendment. The information about the Second Amendment under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. A copy of the Second Amendment is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On July 14, 2015, the Company issued a press release announcing the Telx Acquisition. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

On July 14, 2015, the Company issued a press release announcing that it has commenced an underwritten public offering of 10,500,000 shares of its common stock in connection with certain forward sales agreements. A copy of such press release is furnished as Exhibit 99.2 to this Current Report on Form 8-K.

The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1 and Exhibit 99.2 hereto) is being “furnished” and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of Section 18, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as shall be expressly set forth by specific reference in such filing.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any securities.

Item 8.01.	Other Events.

Financing the Telx Acquisition

The Company plans to fund the aggregate purchase price of the Telx Acquisition through a combination of the net proceeds expected to be received upon the settlement of forward sale agreements for the Company’s common stock and, subject to market conditions and other factors, permanent equity and debt financing. The Company anticipates that the Telx Acquisition will be funded in a manner consistent with its long-term leverage targets. The consummation of the Telx Acquisition is not subject to a financing condition. The Company has therefore obtained a financing commitment to provide a senior unsecured bridge loan facility in the original principal amount of $1.850 billion (the “Bridge Facility”) to fund the Telx Acquisition, as necessary, pursuant to a commitment letter (the “Commitment Letter”) from Citigroup Global Markets Inc. (“CGMI”) on behalf of CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. (collectively, “Citi”) and/or any of their affiliates as Citi may determine, Bank of America, N.A. (“Bank of America”) on behalf of Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and/or any of their affiliates as MLPFS and Bank of America may determine, and Morgan Stanley Senior Funding, Inc. (“MSSF”) on behalf of MSSF and/or any of its affiliates as MSSF may determine. Borrowings, if any, under the Bridge Facility will bear interest at a rate based, at the borrower’s option, on LIBOR or a Base Rate (as defined in the Commitment Letter), in each case plus an applicable margin based on our credit rating, and the Bridge Facility will mature 364 days after the closing date of the Telx Acquisition. The funding of the Bridge Facility provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including but not limited to (i) the execution and delivery of definitive documentation with respect to the Bridge Facility in accordance with the terms set forth in the Commitment Letter and (ii) the consummation of the Telx Acquisition in accordance with the Merger Agreement. The actual documentation governing the Bridge Facility has not been finalized, and accordingly, the actual terms may differ from the description of such terms in the Commitment Letter.

Additional Information Regarding the Telx Acquisition

All of the information in this Item 8.01 regarding Telx is based on information provided by the sellers in connection with our due diligence related to the Telx Acquisition.

Telx is a leading national provider of data center colocation, interconnection and cloud enablement solutions within 13 strategic North American metropolitan statistical areas. Telx operates a total of 20 data center facilities, including six in the New York/New Jersey metropolitan area, two in Chicago, two in Dallas, four in California (one in each of Los Angeles and San Francisco and two in Santa Clara), two in the Pacific Northwest (one in each of Seattle and Portland) and one in each of Atlanta, Miami, Phoenix and Charlotte. As of March 31, 2015, Telx operated approximately 1.3 million gross square feet of data center space serving over 1,250 customers with over 52,000 interconnections. Telx’s primary interconnection service is the cross connect, which is a direct, physical link between a data center tenant and another tenant or service provider creating a highly efficient, low latency and cost effective means to exchange data, access internet, telecom, cloud and information technology services, deliver digital media content or reach new customers and locations. For the three months ended March 31, 2015, approximately 50% of Telx’s recurring revenue was derived from data center colocation services and approximately 50% was derived from interconnection services. Telx owns two of its facilities, leases 11 of its facilities from us, partially sub-leases one facility from us and an unrelated third party and leases its remaining six facilities from unrelated third parties. The average remaining lease term, assuming the exercise of all contractual renewal options, for properties Telx leases from third parties is approximately 18 years as of March 31, 2015.

We believe that Telx’s business model produces significant recurring revenue with low churn, low customer concentration risk and a predictable cost structure. For the three months ended March 31, 2015, Telx’s recurring revenues (comprised of monthly colocation and interconnection services fees) represented approximately 97% of its total revenues. Telx has a strong track record of customer retention and leveraging existing customer relationships to drive revenue growth. As of March 31, 2015, Telx’s relationships with its top 25 customers averaged over nine years. More than 80% of Telx’s revenues from new sales were derived from existing customers during the three months ended March 31, 2015. In addition, Telx’s monthly recurring revenue per customer has increased at a compound annual growth rate of approximately 10% during the period from January 1, 2012 through March 31, 2015. Telx’s monthly churn as a percentage of monthly recurring revenue averaged approximately 0.6% over the same period. Churn is defined as lost recurring revenues during a given month divided by the total recurring revenues from the immediately preceding month.

Rationale for the Telx Acquisition

We believe that the Telx Acquisition will provide a number of strategic and financial benefits, including the following:

•	Provides Us a Leading Colocation and Interconnection Platform. We expect that the Telx Acquisition will establish us as a leading provider of colocation, interconnection and cloud-enablement services in the United States. We believe that Telx has a well-established colocation and interconnection sales, marketing and operations team that will be complementary to our existing wholesale business. Furthermore, Telx’s differentiated, network-centric ecosystem is expected to enhance the overall attractiveness of our portfolio and product offering.

•	Acquisition Consistent with Our Stated Strategy. We have a stated strategy of expanding our product mix and increasing our presence in the attractive colocation and interconnection space. We believe that executing on this strategy will broaden our target customer base and provide us an opportunity to participate in the strong underlying fundamentals and significant growth potential that currently exists in the colocation and interconnection business. On a pro forma basis, the Telx Acquisition increases the percentage of our revenue contributed by colocation from 7% to 14% and by interconnection from 0% to 9% for the three months ended March 31, 2015. We also believe that the Telx Acquisition will allow us to expand Telx’s business model throughout our existing global footprint. We expect that the Telx Acquisition will be accretive to 2016 financial metrics.

•	Complementary Business. We believe that the Telx Acquisition will be complementary to our business by expanding our product mix to appeal to a broader spectrum of data center customers. We believe that Telx’s customer base will provide further tenant diversification and additional strategic revenue opportunities. As of March 31, 2015, Telx served over 1,250 customers across various industries, including telecommunications, cloud/information technology, digital media, financial services and other enterprises, which represented approximately 67%, 9%, 8%, 11% and 4% of its monthly recurring revenue, respectively, for the month ended March 31, 2015. We believe that the Telx Acquisition will significantly enhance our colocation and interconnection capabilities by providing an additional level of service to better address our customers’ needs. We believe that the Telx Acquisition will provide us with an opportunity to strategically grow our smaller customers into wholesale tenants and, likewise, provide flexibility for our wholesale clients who seek to establish smaller footprints in select areas.

•	Enhanced Growth Potential in Attractive Locations. We believe that the Telx Acquisition will enhance our presence in premium locations throughout the United States and provide significant opportunities for additional growth. Telx has achieved a greater growth profile, growing revenue at a 22% compounded annual growth rate between 2012 and the three months ended March 31, 2015, as compared to our 11% over the same period. Telx’s revenues for the three months ended March 31, 2015 were approximately $83.5 million, nearly half of which is attributable to interconnection revenue derived from Telx’s network of over 52,000 cross connects. Telx has demonstrated stable growth in average monthly recurring revenue per sold square foot, which increased from $95 for the year ended December 31, 2012 to $114 for the three months ended March 31, 2015, representing a compounded annual growth rate of 8%. Further, Telx enjoys revenue stability as evidenced by a low average monthly churn rate of approximately 0.6% over the same period. We believe Telx’s track record of growth and stable and diversified revenue streams will provide significant upside opportunities for our company.

•	Premium Connectivity Infrastructure. Telx’s focus on network density, interconnection infrastructure and connection-centric customers has led to the formation of densely connected ecosystems within its datacenters that are difficult to replicate and valuable to customers. We believe that Telx has one of the highest cross connect densities in the data center industry, with an average of approximately 41 cross connects per customer as of March 31, 2015, which we believe will allow us to deliver innovative product offerings. Telx’s interconnection revenue has grown at a 30% compounded annual growth rate between January 1, 2012 and March 31, 2015 and, for the three months ended March 31, 2015, represented approximately 50% of its total recurring revenue. We believe interconnection is an attractive line of business that would be difficult to build organically and increases the overall value proposition of our colocation and wholesale data center space product offerings.

•	Upside Opportunity Through Lease-up of Currently Available Space. We believe that Telx’s 20 data center facilities will provide significant opportunities for increased revenue through the lease-up of currently available space. Telx has increased its total sellable square feet by more than 40% between 2012 and March 31, 2015, which has contributed to the overall amount of available space for lease-up. As of March 31, 2015, Telx’s overall utilization rate was 68% and 15 of its facilities had utilization rates below 77%. If those 15 facilities were to achieve a utilization rate of 80%, assuming the same total sellable square footage and monthly revenue per square foot achieved at such facilities during the three months ended March 31, 2015, we believe that such facilities could generate up to approximately $75 million of incremental revenue. Utilization rate is calculated as total square footage sold to Telx’s customers divided by total sellable square footage of Telx’s facilities.

•	Synergy Potential from Combination of Complementary Businesses. We expect to realize certain synergies as a result of the Telx Acquisition, including economies of scale, cost sharing and strategic revenue growth opportunities. We believe the overlapping footprint of our existing businesses and complementary nature of our operations will provide us opportunities to capitalize on growth initiatives and other strategic opportunities.

•	Integration Advantages as Result of Existing Relationship. Telx currently leases more than half of its facilities from us and has been our customer for over eight years. We believe our long-standing relationship and depth of organizational overlap will mitigate the overall integration risk associated with the Telx Acquisition.

The following table sets forth certain financial and operating information relating to Telx for the periods indicated (dollar amounts in thousands).

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)
Colocation revenue(1)	$40,520	$36,007	$151,688	$131,598	$116,023
Interconnection revenue(1)	40,333	33,245	144,906	114,483	89,377
Services revenue(1)	2,617	2,056	12,062	10,594	8,852

Revenue(2)	$83,470	$71,307	$308,656	$256,675	$214,252

Number of cross connects (as of period end)	52,359	47,817	51,354	46,546	40,402
Core EBITDA(3)	$30,407	$25,431	$110,111	$93,075	$81,854

(1)	Colocation, interconnection and service revenues are non-GAAP financial metrics that Telx derives from the terms of its contracts. Telx uses colocation, interconnection and service revenues as supplemental measures of its operating performance. We believe that colocation, interconnection and service revenues are useful supplemental performance measures because they allow investors to view the respective contribution of these product offerings to Telx’s revenues. Other companies, including the Company, may calculate colocation, interconnection and service revenues differently; accordingly, colocation, interconnection and service revenues presented herein may not be comparable to such other companies’ colocation, interconnection and service revenues. Accordingly, colocation, interconnection and service revenues should be considered only as a supplement to revenues computed in accordance with GAAP as a measure of Telx’s operating performance.
(2)	Revenue for the three months ended March 31, 2015 does not reflect the full period pro forma impact of certain intraperiod events, including installations and upgrades that occurred during the period (approximately $1.2 million), booked contracts and confirmed addendums that were not provisioned during the period (approximately $3.5 million) and churn that was experienced during the period (approximately $(0.9) million). Telx experienced $0.3 million of leasing commission expense associated with the incremental revenue described in the preceding sentence.
(3)	Core EBITDA is a non-GAAP financial metric that Telx uses as a supplemental measure of its operating performance that adjusts net loss to eliminate the impact of certain items that it does not consider indicative of its core operating performance. We believe that Core EBITDA is a useful supplemental performance measure because it allows investors to view Telx’s performance without the impact of non-cash depreciation and amortization, the cost of debt, deferred rent expenses, stock-based compensation expenses, sponsor management fees and transaction costs. In addition, we analyzed Telx’s Core EBITDA as part of our diligence process in connection with the Telx Acquisition. Core EBITDA is calculated as EBITDA (earnings before interest expense, interest and other income, income taxes, depreciation and amortization), excluding deferred rent expenses, stock-based compensation expense, sponsor management fees and transaction costs. Other companies, including the Company, may calculate Core EBITDA or similar metrics differently; accordingly, the Core EBITDA presented herein may not be comparable to such other companies’ Core EBITDA or similar metrics. Accordingly, Core EBITDA should be considered only as a supplement to net income (loss) computed in accordance with GAAP as a measure of Telx’s operating performance.

The following table reconciles Telx’s net loss to its Core EBITDA for the periods indicated (dollar amounts in thousands).

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)		(as restated)
Net loss	$(12,564)	$(5,553)	$(33,295)	$(31,990)	$(17,722)
Interest expense	15,137	12,762	61,367	56,779	54,420
Interest and other income	(2)	(3)	(32)	(128)	(176)
Income tax expense (benefit)	390	(4,697)	(11,943)	(19,757)	(13,670)
Depreciation and amortization(a)	13,808	9,540	42,772	31,034	19,402
Amortization of intangible assets	4,843	4,923	19,700	19,538	16,740

EBITDA	21,612	16,972	78,569	55,476	58,994

Deferred rent expenses	8,415	8,046	26,191	34,524	19,708
Stock-based compensation expense	130	152	709	772	873
Sponsor management fees(b)	250	276	1,036	1,425	1,000
Transaction costs(c)	—	(15)	3,606	878	1,280

Core EBITDA	$30,407	$25,431	$110,111	$93,075	$81,854

(a)	Includes amortization of capitalized leasing commissions of $0.7 million, $0.5 million, $2.2 million, $1.3 million and $0.6 million for the three months ended March 31, 2015 and 2014 and the years ended December 31, 2014, 2013 and 2012, respectively.
(b)	Represents fees paid by Telx for consulting and management services.
(c)	Represents fees related to debt refinancing and transaction related costs.

The following table sets forth certain information relating to Telx’s facilities as of and for the period indicated (dollar amounts in thousands).

	Sellable Square Feet(1)	Utilization(2)
Facility (Metro Area)			MRR(3)	Total Revenue(4)
113 N. Myers St. (Charlotte)(5)	723	100%	$141	$444
111 8th Ave. (New York)(6)	33,290	91.5%	6,091	18,819
56 Marietta St. (Atlanta)(7)	56,827	89.4%	5,142	15,628
2 Peekay Dr. (New York)(8)	14,109	87.7%	559	1,582
8435 Stemmons (Dallas)(8)	11,722	86.7%	464	1,453
120 E. Van Buren St. (Phoenix)(5)	9,434	77.0%	646	1,992
300 Blvd. East (New York)(5)	344	76.4%	143	445
350 E. Cermak Rd. (Chicago)(5)	23,991	71.9%	3,120	9,571
2323 Bryan St.(Dallas)(5)	16,604	71.5%	1,283	3,957
600 S. Federal St. (Chicago)(5)	3,118	68.7%	1,227	894
200 Paul Ave. (San Francisco)(5)	23,010	69.2%	294	3,682
1100 Space Park Dr. (Santa Clara)(5)	1,206	67.9%	102	307
100 Delawanna Ave. (New York)(7)	32,085	64.4%	1,133	3,508
600 W. 7th St. (Los Angeles)(5)	9,621	63.8%	671	2,201
36 NE 2nd St. (Miami)(5)	5,392	59.3%	190	583
32 Avenue of the Americas (New York)(8)	26,264	56.7%	952	2,811
60 Hudson St. (New York)(8)	39,074	49.3%	4,561	14,118
3825 NW Aloclek Pl.(Portland)(5)	6,179	46.1%	102	327
2820 NW Pkwy. (Santa Clara)(8)	23,312	29.0%	328	920
3433 S. 120th Pl. (Seattle)(8)	8,724	21.8%	111	223

Total/Average	345,027	68.3%	$27,259	$83,465	(9)

(1)	Sellable square feet represents a facility’s total square footage after accounting for power and cooling capacity limitations and excluding space occupied by infrastructure and equipment as of March 31, 2015.
(2)	Utilization rate is calculated as total sellable square footage sold to Telx’s customers divided by total sellable square footage of Telx’s facilities as of March 31, 2015.
(3)	Monthly recurring revenue (“MRR”) represents colocation and interconnection revenue for the month of March 2015.
(4)	Represents colocation, interconnection and service revenue for the three months ended March 31, 2015.
(5)	Properties leased by Telx from the Company.
(6)	Property is partially subleased by Telx from the Company and partially leased from an unrelated third party.
(7)	Properties owned by Telx.
(8)	Properties leased by Telx from third parties.
(9)	Total revenue excluded approximately $5,420 of corporate revenue not associated with a particular facility.

Risks Related to the Proposed Telx Acquisition

There are a number of significant risks related to the Telx Acquisition, including the risk factors enumerated below.

We cannot assure you that the proposed Telx Acquisition will be completed on a timely basis or at all.

There are a number of risks and uncertainties relating to the Telx Acquisition. For example, the Telx Acquisition may not be completed, or may not be completed in the time frame, on the terms or in the manner currently anticipated, as a result of a number of factors, including the failure of the parties to satisfy one or more of the conditions to closing. There can be no assurance that the conditions to closing of the Telx Acquisition will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the Telx Acquisition. The Merger Agreement may be terminated by the parties thereto under certain circumstances, including, without limitation, if the Telx Acquisition has not been completed by January 12, 2016 (subject to certain limited exceptions). Delays in closing the Telx Acquisition or the failure to close the Telx Acquisition at all may result in our incurring significant additional costs in connection with such delay or termination of the Merger Agreement and/or failing to achieve the anticipated benefits of the Telx Acquisition. Any delay in closing or a failure to close the Telx Acquisition could have a negative impact on our business and the trading price of our common stock.

In the event the Telx Acquisition is not consummated and we elect to physically settle the forward sale agreements, we may use the proceeds from such settlement(s) to repay outstanding indebtedness under our global revolving credit facility and for general corporate purposes. However, we would have broad authority to use such net proceeds for other purposes that may not be accretive to our earnings per share and funds from operations per share. Affiliates of certain of the underwriters are lenders under our global revolving credit facility and would receive a pro rata portion of the net proceeds from the physical settlement of the forward sale agreements to the extent that we use any such proceeds to reduce the outstanding balance under such facility.

If completed, the Telx Acquisition may not achieve its intended benefits or may disrupt our plans and operations.

There can be no assurance that we will be able to successfully integrate Telx with our business or otherwise realize the expected benefits of the Telx Acquisition. Our ability to realize the anticipated benefits of the Telx Acquisition will depend, to a large extent, on our ability to integrate Telx with our business. The combination of two independent businesses may be a complex, costly and time-consuming process. Our business may be negatively impacted following the Telx Acquisition if we are unable to effectively manage our expanded operations. The integration process will require significant time and focus from our management team following the Telx Acquisition and may divert attention from the day-to-day operations of the combined business. Additionally, consummation of the Telx Acquisition could disrupt our current plans and operations, which could delay the achievement of our strategic objectives.

The expected synergies and operating efficiencies of the Telx Acquisition may not be fully realized, which could result in increased costs and have a material adverse effect on our business, financial condition, results of operations, cash flows and/or the trading price of our common stock. In addition, the overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships and diversion of management’s attention, among other potential adverse consequences.

The risks of combining our operations of the businesses include, among others:

•	we may have underestimated the costs to make any necessary improvements to Telx’s properties;

•	Telx’s properties may be subject to reassessment, which may result in higher than expected tax payments;

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates;

•	we may face difficulties in integrating Telx’s employees and in attracting and retaining key personnel; and

•	we may face challenges in keeping existing Telx customers, including key magnet customers, which could adversely impact interconnection revenue.

Many of these risks will be outside of our control and any one of them could result in increased costs, decreases in the amount of expected revenue and diversion of our management’s time and energy, which could have a material adverse effect on our business, financial condition, results of operations and/or cash flows. In addition, even if our operations are integrated successfully with Telx’s, we may not realize the full benefits of the Telx Acquisition, including the synergies, operating efficiencies, or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame or at all. All of these factors could cause dilution to our earnings per share, decrease or delay the expected accretive effect of the Telx Acquisition, and/or negatively impact the price of our common stock.

We may be subject to unknown or contingent liabilities related to Telx for which we may have no or limited recourse against the sellers.

Telx may be subject to unknown or contingent liabilities for which we may have no or limited recourse against the sellers. Unknown or contingent liabilities might include liabilities for clean-up or remediation of environmental conditions, claims of customers, vendors or other persons dealing with the acquired entities, tax liabilities and other liabilities whether incurred in the ordinary course of business or otherwise. We have entered into an insurance policy with a syndicate of insurers providing for coverage for breaches of certain representations and warranties contained in the Merger Agreement, subject to certain exclusions and a deductible. However, there can be no assurance that we will recover any amounts with respect to losses due to breaches of Telx’s representations and warranties. In addition, the total amount of costs and expenses that we may incur with respect to liabilities associated with Telx may exceed our expectations, which may adversely affect our business, financial condition and results of operations. In addition, certain of Telx’s leased property interests are subordinated to senior debt such as mortgages, which, if we fail to obtain a non-disturbance agreement, could foreclose on Telx’s real property interests if the underlying property owner defaults on the mortgage. There can be no assurance that we will be able to obtain non-disturbance agreements from the lenders of Telx’s third party landlords following the closing of the Telx Acquisition.

The unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our financial position, operating results and other data would have been if the Telx Acquisition and other events adjusted for therein had actually been completed on the dates indicated and is not intended to project such information for any future date or for any future period, as applicable.

The unaudited pro forma condensed combined financial information incorporated by reference into this prospectus supplement and the accompanying prospectus that give effect to the Notes Offering, the Notes Redemption, the Telx Acquisition, a partial draw of the Bridge Facility and the physical settlement of the forward sale agreements is based on numerous assumptions and estimates underlying the adjustments described in the accompanying notes, which are based on available information and assumptions that our management considers reasonable. In addition, such unaudited pro forma condensed combined financial information does not reflect adjustments for other developments with our business or Telx’s business after March 31, 2015. As a result, the unaudited pro forma condensed combined financial information does not purport to represent what our financial condition actually would have been had the Notes Offering, the Notes Redemption, the Telx Acquisition, a partial draw of the Bridge Facility and the physical settlement of the forward sale agreements occurred on March 31, 2015, or represent what the results of our operations actually would have been had these events occurred on January 1, 2014 or project our financial position or results of operations as of any future date or for any future period, as applicable.

If we do not complete the Telx Acquisition, we will have incurred substantial expenses without our stockholders realizing the expected benefits.

If we are unable to complete the Telx Acquisition, we will have incurred significant due diligence, legal, accounting and other transaction costs in connection with the Telx Acquisition without our stockholders realizing the anticipated benefits. We cannot assure you that we will acquire Telx because the proposed Telx Acquisition is subject to a variety of factors, including the satisfaction of customary closing conditions.

Related Party Transaction

We lease data center space to Avaya Inc. pursuant to two 10-year leases that commenced in July 2014 and April 2015 at an aggregate rate of $1.4 million annualized GAAP rent per year. Each lease is renewable for one additional 5-year term, with customary fixed rent increases. Kevin J. Kennedy, a member of our board of directors, is the President and Chief Executive Office of Avaya Inc. and a member of its board of directors.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The unaudited condensed consolidated interim financial statements of Telx as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 are filed as Exhibit 99.3 hereto. The audited financial statements of Telx as of and for the years ended December 31, 2014, 2013 and 2012 (as restated) are filed as Exhibit 99.4 hereto.

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined balance sheet as of March 31, 2015 and the unaudited pro forma condensed combined income statements for the year ended December 31, 2014 and the three months ended March 31, 2015 are filed as Exhibit 99.5 hereto. Such unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or operating results that actually would have been achieved if the adjustments set forth therein had been in effect as of the dates and for the periods indicated or that may be achieved in future periods and should be read in conjunction with the historical financial statements of the Company and Telx.

(d) Exhibits.

Exhibit No.	Description

3.1	Second Amendment to Thirteenth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

99.1	Press Release, dated July 14, 2015, announcing the Telx Acquisition.

99.2	Press Release, dated July 14, 2015, announcing underwritten public offering of common stock in connection with certain forward sale agreements.

99.3	Unaudited condensed consolidated interim financial statements of Telx Holdings, Inc. as of March 31, 2015 and for the three months ended March 31, 2015 and 2014.

99.4	Audited financial statements of Telx Holdings, Inc. as of and for the years ended December 31, 2014, 2013 and 2012.

99.5	Unaudited pro forma condensed combined financial information of Digital Realty Trust, Inc. as of March 31, 2015 and for the year ended December 31, 2014 and the three months ended March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ JOSHUA A. MILLS
Joshua A. Mills
Senior Vice President, General Counsel and Secretary

Digital Realty Trust, L.P.

By:	Digital Realty Trust, Inc.
Its general partner

By:	/s/ JOSHUA A. MILLS
Joshua A. Mills
Senior Vice President, General Counsel and Secretary

Date: July 14, 2015

EXHIBIT INDEX

Exhibit No.	Description

3.1	Second Amendment to Thirteenth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

99.1	Press Release, dated July 14, 2015, announcing the Telx Acquisition.

99.2	Press Release, dated July 14, 2015, announcing underwritten public offering of common stock in connection with certain forward sale agreements.

99.3	Unaudited condensed consolidated interim financial statements of Telx Holdings, Inc. as of March 31, 2015 and for the three months ended March 31, 2015 and 2014.

99.4	Audited financial statements of Telx Holdings, Inc. as of and for the years ended December 31, 2014, 2013 and 2012.

99.5	Unaudited pro forma condensed combined financial information of Digital Realty Trust, Inc. as of March 31, 2015 and for the year ended December 31, 2014 and the three months ended March 31, 2015.